Exhibit 4.69

EXECUTION VERSION

SECURITY AND PLEDGE AGREEMENT

THIS SECURITY AND PLEDGE AGREEMENT (this “Agreement”), is made as of October 27, 2010 by and among Interactive Network, Inc., a Nevada corporation, (“INI”), FriendFinder Networks Inc., a Nevada corporation (“FFN,” and together with INI, the “Issuers”), and each Subsidiary of FFN (other than INI) listed on the signature pages hereto (the “Guarantors” and together with the Issuers, the “Grantors”) and U.S. Bank National Association, a national banking association, as collateral agent (in such capacity, the “Collateral Agent”) for the Holders of the Securities pursuant to that certain Indenture (as amended and in effect from time to time, the “Indenture”) dated as of the date hereof, by and among the Issuers, the Guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity, together with its successors in such capacity, the “Trustee”), pursuant to which the Issuers have issued, or will issue as of the date hereof, their 14% Senior Secured Notes due 2013 in the initial aggregate amount of $305,000,000.  This Agreement secures (i) the obligations of the Issuers under the Securities and (ii) the Guaranteed Obligations of the Guarantors arising with respect to the Securities.

WHEREAS, it is a requirement under the Indenture that each Grantor execute and deliver to the Collateral Agent a security and pledge agreement in substantially the form hereof; and

WHEREAS, each Grantor wishes to grant security interests in all of its assets in favor of the Collateral Agent for the benefit of the Holders, the Trustee and the Collateral Agent as herein provided;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Definitions.

All capitalized terms defined in the Indenture, whether directly or indirectly by reference, and used herein without definitions shall have the respective meanings provided therefor in the Indenture, and the rules of interpretation set forth in the Indenture, shall govern this Agreement.  All terms defined in the UCC and used herein without other direct or indirect definition shall have the same respective definitions herein assigned to such terms therein.

(a)           “Collateral” has the meaning specified therefor in Section 2(a) hereof.

(b)           “Copyright” means (i) any and all copyrights and copyright registrations including the copyright registrations and recordings thereof and all applications in connection therewith, (ii) all reissues, continuations, extensions or renewals thereof, (iii) all proceeds, income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith, (iv) damages and payments for past, present or future infringements or dilutions thereof, the right to sue for past, present and future infringements and dilutions thereof including, without limitation, the Copyrights referred to in Schedule I annexed to the Copyright Security Agreements delivered from time to time by the Issuers and Subsidiary Grantors in favor of the Collateral Agent pursuant to the terms hereof, and the copyrights licensed under any Copyright License and (v) the goodwill of the business associated with such Copyright.

(c)            “Copyright License” means any license granted by or licensed to the Grantors in connection with a Copyright.

(d)           “Copyright Office” means the United States Copyright Office.

(e)           “Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.

(f)           “Intellectual Property Collateral” means all the following:  all Intellectual Property, and whether or not otherwise includable in Intellectual Property, all general intangibles including, without limitation, all know-how, license fees, patents, patent applications, trademarks, trademark applications, related goodwill, associated product lines, trade names, mask-works, copyrights, copyright applications, rights to sue and recover for past, present and future infringement of patents, trademarks and copyrights, the right to prosecute applications for patents, trademarks and copyrights, all rights corresponding thereto throughout the world, all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, the rights to make, use, advertise and sell, and all other rights with respect to, the inventions disclosed or claimed therein, all inventions, designs, proprietary or technical information, know-how, other data or information, software, databases, all embodiments or fixations thereof and related documentation, registrations, franchises, and all direct and indirect proceeds of any of the foregoing (such as, by way of example, license royalties and proceeds of infringement suits).

(g)           “Obligations” means (i) with respect to the Issuers, the “Obligations” (as defined in the Indenture) of the Issuers under the Note Documents and (ii) with respect to the Guarantors, the Guaranteed Obligations of the Guarantors arising with respect to the Securities.

(h)           “PTO” means the United States Patent and Trademark Office.

(i)           “Pledged Securities” includes the instruments described in Schedule B attached hereto and any additional instruments at any time pledged with the Collateral Agent hereunder.

(j)           “Stock” includes the shares of Capital Stock described in Schedule A attached hereto and any additional shares of Capital Stock or other investment property at any time pledged with the Collateral Agent hereunder.

(k)           “Trademark” means (i) any and all trademarks, trade names, logos, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, (ii) all renewals and extensions thereof, (iii) all proceeds, income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith, (iv) damages and payments for past, present or future infringements or dilutions thereof, the right to sue for past, present and future infringements and dilutions thereof including, without limitation, the Trademarks referred to in Schedule I annexed to the Trademark Security Agreements delivered from time to time by the Issuers and Subsidiary Grantors in favor of the Collateral Agent pursuant to the terms hereof, and the trademarks licensed under any Trademark License and (v) the goodwill of the business associated with such Trademark.

(l)           “Trademark License” means any license granted by or licensed to the Grantors in connection with a Trademark.

(m)           “UCC” shall mean the Uniform Commercial Code as enacted and in effect from time to time in the State of New York, unless, with respect to any item of Collateral, to the extent that the Uniform Commercial Code or corresponding statute of another jurisdiction would govern creation, attachment, perfection or priority of security interests in such Collateral, the Uniform Commercial Code as enacted and in effect on the date of reference thereto in such other jurisdiction.

Section 2.                      Grant of Security Interest.

            (a)           Each Grantor hereby assigns and grants to the Collateral Agent, for the benefit of the Holders, the Trustee and the Collateral Agent, as their respective interests appear, to secure the payment and performance in full of all of the Obligations, a continuing security interest in all of its right, title and interest in and to all of its properties, assets and rights, wherever located, however evidenced, whether now owned or hereafter acquired or arising, and all proceeds, products, rents, offspring and profits thereof (all of the same being hereinafter called the “Collateral”) including, without limitation, the following:

All personal and fixture property of every kind and nature including without limitation all furniture, fixtures, equipment, raw materials, inventory, goods, accounts, contract rights, rights to the payment of money, letter-of-credit rights, letters of credit, money, oil, gas, or other minerals before extraction, insurance refund claims and all other insurance claims and proceeds, commercial tort claims, proceeds of fraudulent transfer, preference, or similar claims, pension fund overfunded amounts, chattel paper, documents, instruments, securities (certificated and uncertificated), securities entitlements, securities contracts, securities accounts, commodity contracts, commodity accounts, financial assets, investment property, deposit accounts, and all general intangibles including, without limitation, payment intangibles, tax refund claims, license fees, patents, trademarks, copyrights and other Intellectual Property Collateral, computer programs, computer software, engineering drawings, service marks, customer lists, and all licenses, permits, agreements of any kind or nature pursuant to which any Grantor possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of any Grantor, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics.  Notwithstanding the foregoing, “Collateral” shall exclude (1) any general intangible, investment property or other such rights of any Grantor arising under any contract, lease, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction of the terms of such general intangible, investment property or such other rights or under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein are not negative pledges or similar undertakings or prohibitions on granting Liens in favor of a lender or other financial counterparty) or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder; provided, however, that the limitation set forth in this sentence shall not affect, limit, restrict or impair the grant by any Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC; and (2) any voting stock of any Foreign Subsidiary in excess of 65% of the total voting stock of such Foreign Subsidiary.

                                    (b)           If, before the Obligations shall have been finally paid and satisfied in full, any Grantor shall obtain any right, title or interest in or to any other or new Intellectual Property Collateral that is the subject of a Copyright Office or PTO patent, registration or application therefor, the provisions of this Agreement shall automatically apply thereto and such Grantor shall on a quarterly basis (i) give to the Collateral Agent notice thereof in writing, (ii) execute and deliver to the Collateral Agent a Trademark Security Agreement and/or Copyright Security Agreement, as applicable, each of which shall be substantially in the form attached hereto as Exhibits A and B, respectively, and (ii) execute and deliver to the Collateral Agent such other documents or instruments as the Collateral Agent may reasonably request to perfect the Collateral Agent’s security interest therein.

                                    (c)           Each Grantor hereby pledges, assigns, grants a security interest in, and delivers to the Collateral Agent, all of the shares of Capital Stock of each of its Subsidiaries of every class, as more fully described on Schedule A hereto, to be held by the Collateral Agent subject to the terms and conditions hereinafter set forth; provided, however, that the pledge of Capital Stock of any Foreign Subsidiary that constitute voting stock shall be limited to the shares representing not more than 65% of such voting stock of such Foreign Subsidiary and no Capital Stock of a Foreign Subsidiary wholly-owned by another Foreign Subsidiary shall be pledged. The certificates for such shares, accompanied by stock powers or other appropriate instruments of assignment thereof duly executed in blank by such Grantor, have been delivered to the Collateral Agent.

                                    (d)           In case any Grantor shall acquire any additional certificates representing shares of the Capital Stock of any Subsidiary or any Person (including any successor of any Subsidiary), or any certificates representing securities exchangeable for or convertible into shares of such Capital Stock of any class of any Subsidiary or other Person, by purchase or otherwise, then, subject to the proviso set forth in subsection (c) above, such Grantor shall forthwith deliver to and pledge such shares or other securities to the Collateral Agent under this Agreement.  Each Grantor agrees that the Collateral Agent may from time to time attach as Schedule A hereto an updated list of the shares of Capital Stock or other securities at the time pledged with the Collateral Agent hereunder.

                                    (e)           Each Grantor hereby pledges, assigns, grants a security interest in, and delivers to the Collateral Agent, the Pledged Securities, to be held by the Collateral Agent pursuant to the terms and conditions hereinafter set forth.  In the event any endorsement or assignment is omitted from any Pledged Security, the Collateral Agent is hereby irrevocable authorized to make the same.

                                    (f)           This Agreement and the security interests granted hereunder will terminate when all of the Obligations have been finally and indefeasibly paid in full in cash; provided, however, that this Agreement and such security interests shall be reinstated with full force and effect as if never terminated in the event that any payment in respect of the Obligations is avoided or rescinded or the Collateral Agent or any Holder is otherwise required to return any such payment.

                                    (g)           Notwithstanding anything to the contrary herein, the Liens on the Collateral will be released in accordance with Section 6.1 of the Intercreditor Agreement and Section 11.7 of the Indenture.

                        Section 3.                      Representations and Warranties.  The representations and warranties of each Grantor contained in Section 5.1 of the Indenture are incorporated herein by this reference and shall be effective as if set forth in full.  Each Grantor additionally represents, warrants and covenants that:

                                    (a)           Schedule C hereto sets forth a true and complete list of all Registered Intellectual Property now owned by any Grantor;

                                    (b)           Each Grantor has the unqualified right to enter into this Agreement and perform its terms;

                                    (c)           This Agreement will create in favor of the Collateral Agent, for the benefit of the Holders, the Trustee and the Collateral Agent, a valid and perfected first priority security interest in the Collateral in which perfection may be obtained by such filings, subject only to Permitted Liens, upon making the filings referred to in subsection (d) below;

                                    (d)           Except for continuing performance of the obligations set forth in Section 9 hereof and the performance of the covenants contained in Sections 2(b), 13 and 15(d) hereof, filing of financing statements with the appropriate offices under the UCC (whereby the collateral described therein shall be described as “all assets and properties of the Debtor, now owned or hereafter acquired or in which the Debtor now or at any time in the future may acquire any right, title or interest”), the filing of Copyright Security Assignments, Trademark Security Assignments and other documents with the PTO and the Copyright Office and, to the extent required in a written notice to the Grantors by the Collateral Agent at the instruction of the Required Holders, such other actions that may be required to perfect the security interest in the material Intellectual Property under any foreign law, no authorization, approval or other action by, and no other notices to or filings with any governmental or regulatory authority, agency or office is required either (i) for the grant by such Grantor or the effectiveness of the assignment of a security interest granted hereby or for the execution, delivery and performance of this Agreement by such Grantor, or (ii) for the perfection of or the exercise by the Collateral Agent of any of its rights and remedies hereunder; and

                                    (e)           (i) Each Grantor has good and marketable title to the Stock and the Pledged Securities, subject to no pledges, liens, security interests, charges, options, restrictions or other encumbrances except the pledge and security interest created by this Agreement and the pledges and liens securing Cash Pay Second Lien Securities and the Non-Cash Pay Second Lien Securities, (ii) each Grantor has full power, authority and legal right to execute, deliver and perform its obligations under this Agreement and to pledge and grant a security interest in all of the Collateral pursuant to this Agreement, and the execution, delivery and performance hereof and the pledge of and granting of a security interest in the Collateral hereunder have been duly authorized by all necessary corporate or other organizational action and do not contravene any law, rule or regulation or any provision of any judgment, decree or order of any tribunal or of any agreement or instrument to which any Grantor is a party or by which any Grantor or any of its property is bound or affected or constitute a default thereunder, and (iii) the information set forth in Schedules A and B hereto relating to the Stock and the Pledged Securities, respectively, is true, correct and complete in all respects.  Each Grantor covenants that it will defend the Collateral Agent’s rights and security interest in the Collateral against the claims and demands of all Persons whomsoever other than holders of Permitted Liens.  Each Grantor further covenants that it will have the like title to and right to pledge and grant a security interest in all of the Collateral or any other collateral hereafter pledged or in which a security interest is granted to the Collateral Agent hereunder and will likewise defend the Collateral Agent’s rights, pledge and security interest thereof and therein.

                        Section 4.                      Continuous Perfection. No Grantor will change its name, organizational structure or jurisdiction of organization in any manner, without providing at least fifteen (15) days’ prior written notice to the Collateral Agent.

                        Section 5.                      No Liens.  Except for the security interest herein granted and other Permitted Liens, each Grantor shall be the owner of the Collateral free from any Lien, security interest or other encumbrance, and each Grantor shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Collateral Agent.  No Grantor shall pledge, mortgage or create, or suffer to exist a security interest or Lien in the Collateral in favor of any person other than the Collateral Agent, except for Permitted Liens.

                        Section 6.                      No Transfers.  Except as permitted in the Indenture and the Intercreditor Agreement, no Grantor shall sell or offer to sell or otherwise transfer the Collateral or any interest therein, except for licenses of general intangibles in the ordinary course of its business.

                        Section 7.                      Post-Closing Deliverables.

(a)           The Issuers shall, on or prior to sixty (60) days following the Closing (as defined in the Indenture), (i) dissolve FriendFinder GmbH pursuant to and in accordance with the terms of its governing documents and in accordance with applicable law or (ii) deliver or cause to be delivered to the Collateral Agent a stock certificate representing 65% of the Capital Stock in FriendFinder GmbH, accompanied by stock powers or other appropriate instruments of transfer duly executed by such Issuer.

    (b)           The Issuer shall, on or prior to five (5) Business Days following the Closing (as defined in the Indenture), deliver or cause to be delivered to the Collateral Agent new stock certificates evidencing the current name of the issuer and its parent for each of the following entities:

Confirm ID, Inc.
FriendFinder California Inc.
General Media Art Holding, Inc.
General Media Communications, Inc.
GMI On-line Ventures Ltd.
Interactive Network, Inc.
Medley.com Incorporated
PMGI Holdings Inc.
Streamray Inc.
West Coast Facilities Inc.

Section 8.                      Insurance.

    (a)           Each Grantor will maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses, similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Required Holders under the Indenture.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Trustee and the Holders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Holders’ interest in the Collateral and to protect any payments to be made under such policies.

    (b)           All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and the Trustee, and shall endeavor to provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Grantor fails to maintain such insurance, the Collateral Agent may (but shall have no obligation to) arrange for such insurance, but at the Issuers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Holders, the Trustee or any Grantor, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies,

Section 9.                      Maintenance of Collateral; Compliance with Law.  Each Grantor shall use commercially reasonable efforts to acquire or develop any Intellectual Property necessary for its current or contemplated future business, and if such Intellectual Property is material to the business of, and owned by, the Grantors and registration is available, use commercially reasonable efforts to cause such Intellectual Property to be Registered Intellectual Property for so long as such Intellectual Property remains material to the business.  Except to the extent that any Grantor in its reasonable good faith judgment determines that any such action is not necessary or desirable in the conduct of such Grantor’s business:  (a) each Grantor shall have the duty to prosecute diligently any patent applications, copyright applications and trademark registrations pending as of the date of this Agreement or thereafter and to obtain, preserve and maintain all rights in the Registered Intellectual Property that is Intellectual Property Collateral owned by any Grantor, including without limitation validly obtaining and duly recording with PTO, patent assignments from the inventors of patentable inventions and the payment when due of all maintenance fees and other fees, taxes and other expenses which shall be incurred or which shall accrue with respect to any of the Intellectual Property; (b) no Grantor shall abandon any filed application, or any pending application or any Registered Intellectual Property that is Intellectual Property Collateral owned by any Grantor without the consent of the Collateral Agent, which consent shall not be unreasonably withheld; and (c) each Grantor shall maintain all Collateral which are necessary or useful in the proper conduct of its business in good workable condition, ordinary wear and tear excepted, and will not knowingly use the same in violation of any law or any policy of insurance thereon.  Upon reasonable prior written notice to the applicable Grantor of not less than five (5) Business Days, except that no such notice shall be required following the occurrence and during the continuance of a Default or Event of Default, the Collateral Agent or its designee may inspect the Collateral during normal business hours, wherever located.  Each Grantor will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with this Agreement, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.  Each Grantor has at all times operated, and each Grantor will continue to operate, its business in compliance with all applicable provisions of the federal Fair Labor Standards Act.

Section 10.                      Collateral Protection Expenses; Preservation of Collateral.

    (a)           If an Event of Default shall have occurred and be continuing, the Collateral Agent may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, make repairs thereto and pay any necessary filing fees.  Each Grantor agrees to reimburse the Collateral Agent on demand for any and all expenditures so made.  The Collateral Agent shall have no obligation to any Grantor to make any such expenditures, nor shall the making thereof relieve any Grantor of any default.

    (b)           Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by such Grantor thereunder.  The Collateral Agent shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Collateral Agent of any payment relating to any of the Collateral, nor shall the Collateral Agent be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Collateral Agent in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Collateral Agent or to which the Collateral Agent may be entitled at any time or times.  The Collateral Agent’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Sections 9-207 and 9-208 of the UCC or otherwise, shall be to deal with such Collateral in the same manner as the Collateral Agent deals with similar property for its own account.

    (c)           Each Grantor shall, to the extent reasonably necessary to preserve and maintain the Intellectual Property Collateral and the interest of the Collateral Agent therein, diligently pursue legal or other action to enforce the Intellectual Property Collateral and any licenses thereof.

Section 11.                      Set-Off.  If an Event of Default shall have occurred and be continuing, the Collateral Agent may demand, sue for, collect, or make any settlement or compromise it deems desirable with respect to the Collateral.  Regardless of the adequacy of Collateral or any other security for the Obligations, any sums at any time credited by or due from the Collateral Agent to any Grantor may at any time be set off against any of the Obligations.

Section 12.                      Notification to Account Debtors and Other Obligors.  If an Event of Default shall have occurred and be continuing, each Grantor shall, at the request of the Collateral Agent, notify account debtors on accounts, chattel paper and general intangibles of such Grantor and obligors on instruments for which such Grantor is an obligee of the security interest of the Collateral Agent in any account, chattel paper, general intangible or instrument and that payment thereof is to be made directly to the Collateral Agent or to any financial institution designated by the Collateral Agent as the Collateral Agent’s agent therefor, and the Collateral Agent may itself, if a Default or an Event of Default shall have occurred and be continuing, without notice to or demand upon any Grantor, so notify account debtors and obligors.  After the making of such a request or the giving of any such notification, such Grantor shall hold any proceeds of collection of accounts, chattel paper, general intangibles and instruments received by such Grantor as trustee for the Collateral Agent, without commingling the same with other funds of any Grantor and shall turn the same over to the Collateral Agent in the identical form received, together with any necessary endorsements or assignments.  The Collateral Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles and instruments received by the Collateral Agent to the Obligations, pro rata among the Holders after deducting amounts owing to the Collateral Agent for expenses incurred by the Collateral Agent, such proceeds to be immediately entered after final payment in cash or solvent credits of the items giving rise to them.

Section 13.                      Further Assurances.  Each Grantor, at its own expense, shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Collateral Agent may require more completely to vest in and assure to the Collateral Agent its rights hereunder or in any of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing  (i) such documents as may be appropriate with the PTO and the Copyright Office and (ii) such financing statements and continuation statements as may be appropriate under the UCC, and (b) obtaining such consents as may be necessary to permit inclusion of any rights or other assets of any Grantor in the Collateral; provided, that, with respect to material Intellectual Property under any foreign law, such actions specified in clauses (a) and (b) above need not be taken until the Collateral Agent has provided the written notice to the Grantors in accordance with Section 3(d) above.  Each Grantor authorizes the Collateral Agent at any time and from time to time to file and record such financing statements or other instruments or copies of this Agreement or other agreements, without any Grantor’s signature, in such jurisdictions as the Collateral Agent may deem necessary or appropriate, to perfect, preserve, or maintain the continuous perfection and priority of, the security interests granted hereunder.

Section 14.                      Power of Attorney.

    (a)           Each Grantor hereby irrevocably constitutes and appoints, effective upon the occurrence and during the continuance of any Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as such Grantor’s true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Grantor or in the Collateral Agent’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Grantor, without notice to or assent by any Grantor, to do the following:

(i)           generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do at the Grantors’ expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral security interest in the Collateral, in order to effect the intent of this Agreement, all as fully and effectively as any Grantor might do, including, without limitation, (A) the filing and prosecuting of registration and transfer applications with the appropriate federal or local agencies or authorities with respect to patents, copyrights and patentable inventions and processes, and (B) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(ii)           to file such financing statements with respect hereto or a photocopy of this Agreement in substitution for a financing statement, as the Collateral Agent may deem appropriate.

    (b)           To the extent permitted by law, each Grantor hereby ratifies all that said attorneys shall lawfully and reasonably do or cause to be done by virtue hereof consistent with the terms of this Agreement.  This power of attorney is a power coupled with an interest and shall be irrevocable.

    (c)           The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Collateral Agent in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers.  The Collateral Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act, except for the Collateral Agent’s own gross negligence or willful misconduct.

Section 15.                      Remedies.  If an Event of Default shall have occurred and be continuing, the Collateral Agent may;

    (a)           without notice or demand to any Grantor, declare this Agreement to be in default, and the Collateral Agent shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC, including, without limitation, the right to take possession of the Collateral, and for that purpose the Collateral Agent may, so far as any Grantor can give authority therefor, enter upon any premises on which any of the Collateral may be situated and remove the same therefrom.  The Collateral Agent may in its discretion require any Grantor to assemble all or any part of the Collateral at such location or locations within the state of any Grantor’s principal office or at such other locations as the Collateral Agent may designate.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent shall give to the applicable Grantor at least five (5) Business Days’ prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made.  Each Grantor hereby acknowledges that ten (10) days’ prior written notice of such sale or sales shall be reasonable notice.  At any such sale or other disposition, the Collateral Agent may, to the extent permitted under applicable law, purchase or license the whole or any part of the Collateral or interests therein sold or licensed, free from any right of redemption on the part of any Grantor, which right is hereby waived and released.  In addition, each Grantor waives any and all rights that it may have to judicial hearing in advance of the enforcement of any of the Collateral Agent’s rights hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and exercise its rights with respect thereto.

    (b)           The Collateral Agent shall thereafter have the following rights and remedies (to the extent permitted by applicable law) in addition to the rights and remedies of a secured party under the UCC, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively or concurrently, at such time or times as the Collateral Agent deems expedient:

(i)           if the Collateral Agent so elects and gives notice of such election to the applicable Grantor, the Collateral Agent may vote any or all shares of the Stock (whether or not the same shall have been transferred into its name or the name of its nominee or nominees) for any lawful purpose, including, without limitation, if the Collateral Agent so elects, for the liquidation of the assets of the issuers thereof, and give all consents, waivers and ratifications in respect of the Stock and otherwise act with respect thereto as though it were the outright owner thereof;  In order to permit Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to this Section 15(b)(i) and to receive all distributions and other payments which it may be entitled to receive hereunder, (x) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Collateral Agent all such proxies, dividend payment orders and other instruments as Collateral Agent may from time to time reasonably request and (y) WITHOUT LIMITING THE EFFECT OF THE IMMEDIATELY PRECEDING CLAUSE (x), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, EACH GRANTOR HEREBY GRANTS TO THE COLLATERAL AGENT AN IRREVOCABLE PROXY TO VOTE THE STOCK PLEDGED BY THE GRANTORS AND TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE STOCK WOULD BE ENTITLED (INCLUDING WITHOUT LIMITATION GIVING OR WITHHOLDING WRITTEN CONSENTS OF MEMBERS OR PARTNERS, AS APPLICABLE, CALLING SPECIAL MEETINGS OF MEMBERS OR PARTNERS, AS APPLICABLE, AND VOTING AT SUCH MEETINGS), WHICH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY STOCK ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY OTHER PERSON (INCLUDING THE ISSUER OF THE STOCK OR ANY OFFICER OR COLLATERAL AGENT THEREOF), AND WHICH PROXY SHALL ONLY TERMINATE UPON THE PAYMENT IN FULL OF THE OBLIGATIONS (WHICH, HOWEVER, SHALL REMAIN SUBJECT TO THE PREFERENTIAL PAYMENT PROVISIONS).

(ii)           the Collateral Agent may demand, sue for, collect or make any compromise or settlement the Collateral Agent deems suitable in respect of any Collateral, either in its own name or in the name of any Grantor;

(iii)           the Collateral Agent may sell, resell, assign and deliver, or otherwise dispose of any or all of the Collateral, for cash or credit or both and upon such terms at such place or places, at such time or times and to such entities or other persons as the Collateral Agent thinks expedient, all without demand for performance by any Grantor or any notice or advertisement whatsoever except as expressly provided herein or as may otherwise be required by law;

(iv)           the Collateral Agent may cause all or any part of the Collateral held by it to be transferred into its name or the name of its nominee or nominees; and

(v)           the Collateral Agent may set off against the Obligations any and all sums deposited with it or held by it.

    (c)           Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of the Stock by reason of certain prohibitions contained in the Securities Act, federal banking laws, and other applicable laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers.  Each Grantor agrees that any such private sales may be at prices and on other terms less favorable to the seller than if sold at public sales and that such private sales shall not by reason thereof be deemed not to have been made in a commercially reasonable manner.  The Collateral Agent shall be under no obligation to delay a sale of any of the Stock for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act, or such other federal banking or other applicable laws, even if the issuer would agree to do so.  Subject to the foregoing, the Collateral Agent agrees that any sale of the Stock shall be made in a commercially reasonable manner and in accordance with applicable laws, and each Grantor agrees to use its best efforts to cause the issuer or issuers of the Stock contemplated to be sold, to execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all at the Grantors’ expense, all such instruments and documents, and to do or cause to be done all such other acts and things as may be reasonably necessary or, in the reasonable opinion of the Collateral Agent, advisable to exempt such Stock from registration under the provisions of the Securities Act, and to make all amendments to such instruments and documents which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Grantor further agrees to use its best efforts to cause such issuer or issuers to comply with the provisions of the securities or “blue sky” laws of any jurisdiction which the Collateral Agent shall designate and, if required, to cause such issuer or issuers to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

    (d)           Each Grantor further agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make any sales of any portion or all of the Stock pursuant to this Section 15 valid and binding and in compliance with any and all applicable laws (including, without limitation, the Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations of the Securities and Exchange Commission applicable thereto and all applicable state securities or “blue sky” laws), regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Grantors’ expense.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 15 will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 15 shall be specifically enforceable against each Grantor and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

Section 16.                      Waiver.  Each Grantor waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description.  With respect to both the Obligations and the Collateral, each Grantor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Collateral Agent may deem advisable.  The Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.  The Collateral Agent shall not be deemed to have waived any of its rights upon or under the Obligations or the Collateral unless such waiver shall be in writing and signed by the Collateral Agent.  No delay or omission on the part of the Collateral Agent in exercising any right shall operate as a waiver of such right or any other right.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.  All rights and remedies of the Collateral Agent with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Collateral Agent deems expedient.

Section 17.                      Marshaling.  The Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to this Agreement, the Intellectual Property Collateral and the other Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights of the Collateral Agent hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

Section 18.                      Proceeds of Dispositions; Expenses.  The Grantors shall, on a joint and several basis, pay to the Collateral Agent on demand any and all reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Collateral Agent in protecting, preserving or enforcing the Collateral Agent’s rights under or in respect of any of the Obligations or any of the Collateral.  After deducting all of said expenses, the residue of any proceeds of collection or sale of the Obligations or Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Collateral Agent may determine, pro rata among the Holders, proper allowance being made for any Obligations not then due.  Upon the final payment and satisfaction in full of all of the Obligations in cash and after making any payments required by Sections 9-608 and 9-615 of the UCC, any excess shall be returned to the applicable Grantor, and each Grantor shall remain liable for any deficiency in the payment of the Obligations.

Section 19.                      Overdue Amounts.  Until paid, all amounts due and payable by any Grantor hereunder shall be a debt secured by the Collateral and shall bear, whether before or after judgment, interest at the Post-Default Rate.

Section 20.                      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier shall also deliver an original executed counterpart but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

Section 21.                      GOVERNING LAW.  THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY HEREIN OR IN ANY OTHER NOTE DOCUMENT IN RESPECT OF SUCH OTHER NOTE DOCUMENT.

Section 22.                      CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH GRANTOR AND THE COLLATERAL AGENT HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GRANTORS AT ITS RESPECTIVE ADDRESS FOR NOTICES AS SET FORTH IN THE INDENTURE AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT, THE TRUSTEE AND THE HOLDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.  EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS.

Section 23.                      No Obligation on Collateral Agent.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE COLLATERAL AGENT DOES NOT ASSUME ANY LIABILITIES OF ANY GRANTOR WITH RESPECT TO ANY CLAIM OR CLAIMS REGARDING ANY GRANTOR’S OWNERSHIP OR PURPORTED OWNERSHIP OF, OR RIGHTS OR PURPORTED RIGHTS ARISING FROM, THE PATENTS OR ANY PRACTICE, USE, LICENSE OR SUBLICENSE THEREOF, OR ANY PRACTICE, MANUFACTURE, USE OR SALE OF ANY OF THE INVENTIONS DISCLOSED OR CLAIMED THEREIN, WHETHER ARISING OUT OF ANY PAST, CURRENT OR FUTURE EVENT, CIRCUMSTANCE, ACT OR OMISSION OR OTHERWISE.  ALL OF SUCH LIABILITIES SHALL BE EXCLUSIVELY BORNE BY THE GRANTORS.

Section 24.                      Miscellaneous.  The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof.  This Agreement and all rights and obligations hereunder shall be binding upon each Grantor and its respective successors and assigns, and shall inure to the benefit of the Collateral Agent and its successors and assigns.  If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.  Each Grantor acknowledges receipt of a copy of this Agreement.

IN WITNESS WHEREOF, intending to be legally bound, each Grantor has caused this Agreement to be duly executed as of the date first above written.

INTERACTIVE NETWORK, INC., a Nevada corporation

By:  /s/ Ezra Shashoua
Name:  Ezra Shashoua
Title:  Chief Financial Officer

FRIENDFINDER NETWORKS INC., a Nevada corporation

By:  /s/ Ezra Shashoua
Name:  Ezra Shashoua
Title:  Chief Financial Officer

[Signature Page to Security and Pledge Agreement]

GENERAL MEDIA ART HOLDING, INC.
GENERAL MEDIA COMMUNICATIONS, INC.
GENERAL MEDIA ENTERTAINMENT, INC.
GMCI INTERNET OPERATIONS, INC.
GMI ON-LINE VENTURES, LTD.
PENTHOUSE IMAGES ACQUISITIONS, LTD.
WEST COAST FACILITIES INC.
PMGI HOLDINGS INC.
PURE ENTERTAINMENT TELECOMMUNICATIONS, INC.
PENTHOUSE DIGITAL MEDIA PRODUCTIONS INC.
VIDEO BLISS, INC.
DANNI ASHE, INC.
SNAPSHOT PRODUCTIONS, LLC
TAN DOOR MEDIA INC.
VARIOUS, INC.
GLOBAL ALPHABET, INC.
SHARKFISH, INC.
TRAFFIC CAT, INC.
BIG ISLAND TECHNOLOGY GROUP, INC.
FASTCUPID, INC.
MEDLEY.COM INCORPORATED
PPM TECHNOLOGY GROUP, INC.
FRIENDFINDER CALIFORNIA INC.
STREAMRAY INC.
CONFIRM ID, INC.
FRNK TECHNOLOGY GROUP
TRANSBLOOM, INC.
STREAMRAY STUDIOS INC.
BIG EGO GAMES INC.

By:  /s/ Paul Asher
Name:  Ezra Shashoua
Title:  Chief Financial Officer

[Signature Page to Security and Pledge Agreement]

Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:  /s/ Kathy L. Mitchell
Name:  Kathy L. Mitchell
Title:    Vice President

Schedule A to Security and Pledge Agreement

All of the shares of capital stock of each of the issuers listed below owned by each Grantor are listed in this Schedule A except as otherwise stated in this Schedule A.  None of the issuers has any commitments to issue any shares of its capital stock of any class, or any securities convertible into or exchangeable for any shares of its capital stock, except as otherwise stated in this Schedule A.

Issuer	Record Owner	Class of Shares	Number of Outstanding Shares Owned by the Grantor	Number of Shares Pledged Hereunder	Par or Liquidation Value

Big Ego Games Inc.	Various, Inc.	Common	100	100	No par value
Big Island Technology Group, Inc.	Various, Inc.	Common	50,000	50,000	No par value
Confirm ID, Inc.	Various, Inc.	Common	100,000	100,000	No par value
Danni Ashe, Inc.	GMI On-line Ventures, Ltd.	Common	100	100	No par value
Fastcupid, Inc.	Various, Inc.	Common	1,000,000	1,000,000	No par value
FriendFinder California Inc.	Various, Inc.	Common	10,000,000	10,000,000	No par value
FRNK Technology Group	Big Island Technology Group, Inc.	Common	75,000	75,000	No par value
General Media Art Holding, Inc.	FriendFinder Networks Inc.	Common	100	100	No par value
General Media Communications, Inc.	FriendFinder Networks Inc.	Common	100	100	No par value
General Media Entertainment, Inc.	General Media Communications, Inc.	Common	100	100	No par value
Global Alphabet, Inc.	Interactive Network, Inc.	Common	1,000	1,000	No par value
GMCI Internet Operations, Inc.	General Media Communications, Inc.	Common	100	100	$0.001 par value
GMI On-line Ventures, Ltd.	FriendFinder Networks Inc.	Common	100	100	$0.01 par value
Interactive Network,Inc.	FriendFinder Networks Inc.	Common	1	1	No par value
Medley.com Incorporated	Various, Inc.	Common	10,000,000	10,000,000	No par value
Penthouse Digital Media Productions Inc.	General Media Communications, Inc.	Common	100	100	No par value
Penthouse Images Acquisitions, Ltd.	General Media Communications, Inc.	Common	100	100	No par value
PMGI Holdings Inc.	FriendFinder Networks Inc.	Common	100	100	$0.01 par value
PPM Technology Group, Inc.	Various, Inc.	Common	50,000	50,000	No par value
Pure Entertainment Telecommunications, Inc.	General Media Communications, Inc.	Common	100	100	No par value
Sharkfish, Inc.	Interactive Network, Inc.	Common	1,000	1,000	No par value
Snapshot Productions, LLC	Video Bliss, Inc.	Common	100	100	No par value
Streamray Inc.	Various, Inc.	Common	950	950	$1 par value
Streamray Studios Inc.	Streamray Inc.	Common	1	1	No par value
Tan Door Media Inc.	GMI On-line Ventures, Ltd.	Common	1	1	No par value
Traffic Cat, Inc.	Interactive Network, Inc.	Common	1,000	1,000	No par value
Transbloom, Inc.	Various, Inc.	Common	10,000,000	10,000,000	No par value
Various, Inc.	Interactive Network, Inc.	Common	10,931,948	10,931,948	$0.001 par value
Video Bliss, Inc.	GMI On-line Ventures, Ltd.	Common	1,000	1,000	No par value
West Coast Facilities Inc.	FriendFinder Networks Inc.	Common	100	100	No par value
NAFT News Corporation*	FriendFinder Networks Inc.	Common	100	100	No par value
Playtime Gaming Inc.*	FriendFinder Networks Inc.	Common	100	100	No par value
FriendFinder Ventures Inc.**	FriendFinder Networks Inc.	Common	100	100	No par value

FriendFinder GmbH (pending dissolution)	Various, Inc.	N/A	25,000 Euros	16,250 Euros	N/A
FriendFinder Processing Ltd.	Various, Inc.	Common	1,000	650	N/A
FriendFinder United Kingdom Ltd. (England and Wales)	Various, Inc.	Common	100	65	N/A
NAFT Media, S.L.	Penthouse Digital Media Productions Inc.	Common	3,020	1,963	N/A
Penthouse Clubs International Establishment, Vaduz	General Media Communications, Inc.	Founders’ Rights	200	130	N/A
Penthouse Financial Services N.V.	General Media Communications, Inc.	Common	100	65	$60 par value
Streamray, Inc.	Streamray Inc. (NV)	Common	1,000	650	N/A
Streamray Processing Limited	Various, Inc.	Common	100	65	N/A
Ventnor Enterprise Limited	Various, Inc.	Common	100	65	N/A
Wight Enterprise Limited	Streamray Inc. (NV)	Common	100	65	N/A

*Entities were formed post-closing and executed joinder agreements on November 12, 2010.
**Entity was formed post-closing and executed a joinder agreement on January 4, 2011.

Schedule B to Security and Pledge Agreement

Pledged Notes

None.

Schedule C to Security and Pledge Agreement

Registered Intellectual Property

See attached.